Exhibit 99.1

Contact:	Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
LUMINEX CORPORATION REPORTS THIRD QUARTER 2006 RESULTS
AUSTIN, Texas (October 25, 2006) — Luminex Corporation (NASDAQ:LMNX) today announced financial results for the third quarter ended September 30, 2006.
Revenue for the third quarter of 2006 was $12.5 million, a 16 percent increase over third quarter 2005 revenues of $10.8 million. Revenue for the third quarter of 2006 consisted of $4.9 million from the sales of 164 Luminex Systems, $3.5 million from the sale of consumables, $2.2 million in royalties, $928,000 in service contract sales and $1.0 million of other revenue. Net income for the third quarter of 2006 was $111,000, or $0.00 per share, compared with a net loss of $657,000, or $0.02 per share, for the same period last year. The net income for the third quarter includes total non-cash stock compensation expense of $1.4 million of which $559,000 is associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123R.
“Luminex continued to build on its market presence in the third quarter of 2006,” said Patrick J. Balthrop, president and chief executive officer of Luminex. “These results reflect our ability to successfully execute our business strategy and extend the market reach of our patented xMAP® technology. Total systems placements through the first nine months of 2006 are up 23 percent from a year ago with over 3,900 Luminex systems placed in major pharmaceutical companies, clinical laboratories, biodefense facilities and academic institutions around the world. More importantly, year-to-date royalty revenues are up 59 percent over the same period in 2005, indicating our growing market acceptance and partner assay adoption. Our improvement in gross profit reflects the favorable shift in revenue mix in favor of our higher margin items, consumables and royalties. We are pleased with the trends in our business and look forward to the opportunities ahead for Luminex for the remainder of 2006.”
Management will host a conference call to discuss the operating highlights and financial results for the third quarter ended September 30, 2006, on Wednesday, October 25, 2006, at 5:00 p.m. Eastern time. The conference call will be webcast live and will be accompanied by a slide presentation, both of which may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call and slides will be archived for one year on the website using the ‘replay’ link.
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LMNX Reports Third Quarter 2006 Results

October 25, 2006
Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP® technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP® can be obtained on the Internet at http://www.luminexcorp.com.
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “could,” “should” and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products, the Company’s dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company’s revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company’s strategic operating plans, risks and uncertainties associated with implementing our acquisition strategy and the ability to integrate acquired companies or selected assets into our consolidated business operations, as well as the risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward- looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
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LMNX Reports Third Quarter 2006 Results

October 25, 2006
LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,886	$25,206
Short-term investments	11,181	10,947
Accounts receivable, net	8,296	6,580
Inventory, net	4,461	4,281
Other	1,196	1,170

Total current assets	50,020	48,184

Property and equipment, net	4,211	3,222
Long-term investments	7,641	5,466
Other	1,103	1,163

Total assets	$62,975	$58,035

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,880	$3,412
Accrued liabilities	2,785	2,970
Deferred revenue	2,305	2,438

Total current liabilities	6,970	8,820
Deferred revenue and other	4,264	4,505

Total liabilities	11,234	13,325

Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	137,318	135,440
Deferred stock compensation	—	(4,219)
Accumulated other comprehensive gain	44	18
Accumulated deficit	(85,653)	(86,561)

Total stockholders’ equity	51,741	44,710

Total liabilities and stockholders’ equity	$62,975	$58,035

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LMNX Reports Third Quarter 2006 Results

October 25, 2006
LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Revenue	$12,514	$10,764	$38,779	$30,736
Cost of revenue	4,732	5,294	15,077	14,066

Gross profit	7,782	5,470	23,702	16,670

Operating expenses:
Research and development	2,348	1,469	6,335	3,974
Selling, general and administrative	5,869	4,992	17,956	14,481

Total operating expenses	8,217	6,461	24,291	18,455

Loss from operations	(435)	(991)	(589)	(1,785)
Other income, net	544	337	1,511	799
Settlement of litigation	—	—	—	(322)
Income taxes	2	(3)	(14)	(10)

Net income (loss)	$111	$(657)	$908	$(1,318)

Net income (loss) per share, basic	$0.00	$(0.02)	$0.03	$(0.04)

Shares used in computing net income (loss) per share, basic	31,507	31,039	31,358	30,954

Net income (loss) per share, diluted	$0.00	$(0.02)	$0.03	$(0.04)

Shares used in computing net income (loss) per share, diluted	33,155	31,039	32,682	30,954

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